Exhibit 8.1

Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR davispolk.com

February 16, 2022

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Ladies and Gentlemen:

We are acting as counsel to Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”), as to certain matters of United Kingdom tax law in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s common shares (the “Securities”). The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm our opinion set forth under the caption “Material United Kingdom Tax Considerations” in the Prospectus, subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material United Kingdom (“UK”) tax consequences to non-UK holders of an investment in the Securities.

We express no opinion as to the laws of any jurisdiction other than the laws of England and Wales as applied by the English courts and on the generally published practice of HM Revenue & Customs, as at the date of this opinion. This opinion does not extend to (A) any law relating to tax made by the Scottish Parliament, the Welsh Parliament or the Northern Ireland Assembly, (B) any other law relating to any law so made, or (C) any practice relating to any such law, and we express no opinion on any such matters.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.

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